Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Retirement Committee

Armstrong World Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement No. 33-18997 on Form S-8 of Armstrong World Industries, Inc. of our report dated March 20, 2008, with respect to the statements of net assets available for benefits of the Retirement Savings Plan for Hourly-Paid Employees of Armstrong World Industries, Inc. as of September 30, 2007 and 2006 and the related statements of changes in net assets available for benefits for the years then ended, which report is included herein.

/s/ KPMG LLP
Harrisburg, Pennsylvania March 20, 2008